CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (hereafter referred to as the “Registration Statement”) of AIM Counselor Series Trust (Invesco Counselor Series Trust) of our reports dated October 30, 2020, relating to the financial statements and financial highlights of Invesco Senior Floating Rate Fund and Invesco Senior Floating Rate Plus Fund, which appear in AIM Counselor Series Trust (Invesco Counselor Series Trust)’s Annual Report on Form N-CSR for the year ended August 31, 2020. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Houston, Texas

February 26, 2021